Exhibit 21.1

POWERSECURE INTERNATIONAL, INC.

List of Subsidiaries

PowerSecure, Inc., a Delaware corporation

EfficientLights, LLC, a Delaware limited liability company

EnergyLite, Inc., a Delaware corporation

Innovative Electronic Solutions Lighting, LLC, a Delaware limited liability company

Innovation Energies, LLC, a Delaware limited liability company

PowerPackages, LLC, a Delaware limited liability company

PowerServices, Inc., a North Carolina corporation

PowerSecure Haiti USA, Inc., a Delaware corporation

Reid’s Trailer, Inc., a Delaware corporation

Southern Energy Management PowerSecure, LLC, a Delaware limited liability company

Solais Lighting, Inc., a Delaware corporation

UtilityDesign, Inc., a North Carolina corporation

UtilityEngineering, Inc., a North Carolina corporation

Marcum Gas Metering, Inc., a Florida corporation

WaterSecure Holdings, Inc., a Colorado corporation

Note:	The names of certain subsidiaries have been omitted from this Exhibit 21.1 in accordance with Item 601of Regulation S-K, because such omitted subsidiaries, considered in the aggregate as a single subsidiary, did not constitute a “significant subsidiary” (as such term is defined in Rule 1-02(w) of Regulation S-X) at December 31, 2013.